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                                                   Exhibit 1.A. (6)(b)


                                                   May 12, 1998


I hereby certify that the following "By-laws" numbered 1 to 28, inclusive, is a true copy of the By-laws of the Prudential Insurance Company of America adopted by the Directors August 10, 1943 as amended to and including May 12, 1998.

BY-LAWS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

     1. The business of the corporation shall be the making of insurance upon the lives or health of persons and every insurance appertaining thereto, the granting, purchasing and disposing of annuities, the making of insurance against bodily injury or death by accident, the making of legal services insurance, the assuming of risks through extended reinsurance, and the providing of those kinds of services that a domestic insurer is permitted to provide by Subtitle 3 of Title 17B, of the New Jersey Statutes; and, as incidental to such primary objects and purposes, the investment and reinvestment from time to time of its capital, surplus and other funds or any part thereof and the funds of other persons in such manner as may be authorized or permitted by law.

     2. The business of the corporation shall be managed by a board of twenty-three directors, except when different persons hold the offices of Chairman of the Board and President and the Chairman of the Board and not the President is the Chief Executive Officer of the corporation in which case the number shall be twenty-four. All of the directors shall be policyholders of the corporation. Six directors shall be such persons as may be appointed by the Chief Justice of the Supreme Court of New Jersey as public directors pursuant to the provisions of Subtitle 3 of Title 17B, of the New Jersey Statutes, sixteen directors shall be elected by the policyholders as provided by Subtitle 3 of Title 17B, of the New Jersey Statutes; and in addition the Chairman of the Board and Chief Executive Officer and the President elected and holding office as such from time to time shall be ex officio directors.

          The public directors and elected directors shall be classified as provided by law. If the office of any elected director shall become vacant by reason of death, resignation, or any other cause, the Board shall by a majority vote of its entire number as then constituted, elect a successor who shall hold office for the unexpired term to which such vacancy relates.

     3. Directors of the corporation shall be elected by a majority of the votes cast at the annual election of directors held at the principal office of the corporation in the City of Newark, New Jersey on the first Tuesday in April of each year conducted in the manner provided by Subtitle 3 of Title 17B, of the New Jersey Statutes.

     4. Regular meetings of the Board of Directors shall be held on the second Tuesday of the month during those months of each calendar year identified, no later than 30 days before the beginning of such calendar year, by the Chairman of the Board and Chief Executive Officer. . All meetings of the Board of Directors whether regular or special shall be held at the principal office of the corporation in the City of Newark, New Jersey, or at such other place as the Chairman of the Board and Chief Executive Officer may direct upon notice as prescribed by By-law 5. Eleven directors shall be necessary to constitute a quorum for the transaction of business at any regular or special meeting of the Board of Directors.

          Where appropriate communication facilities are reasonably available, any or all directors shall have the right to participate in all or any part of a meeting of the Board or a Committee of the Board by means of conference telephone or any other means of communication by which all persons participating in the meeting are able to hear each other.

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          Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board or any Committee thereof may be taken without a meeting if, prior or subsequent to the action, all members of the Board or such Committee, as the case may be, consent thereto in writing and the written consents are filed with the minutes of the proceedings of the Board or Committee. Such consent shall have the same effect as a unanimous vote of the Board or Committee for all purposes.

     5. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board and Chief Executive Officer, or may be called at any time by five or more directors. Notice of any such special meeting shall be given to each director either orally, by mail, telephone, telegraph or otherwise, in time to afford to each director time to attend such meeting if at the time of giving such notice that director were at the place in which he or she usually resides or does business. Such notice shall state the purpose of any such special meeting.

     6. (a) The officers of the corporation shall be a Chairman of the Board and Chief Executive Officer, a President, one or more Vice Presidents, one or more Secretaries, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Comptroller, one or more Assistant Comptrollers, a Company Actuary, and one or more Actuaries. Officers at the level of Senior Vice President and above shall be elected by the Board of Directors, and may in the discretion of the Board of Directors be given the designation "Executive" or "Senior" Vice President, Vice Chairman, General Counsel, Chief Investment Officer, Chief Financial Officer, Chief Information Officer or such other title as the Board of Directors deems appropriate, alone or in combination. An elected officer shall hold office for the term for which he or she is elected, subject, however to the power of removal by the Board of Directors, and all matters pertaining to titles and offices of such officers shall be determined by the Board of Directors. The Board of Directors may at any time fill vacancies in the elective offices, may at any time and from time to time elect such additional persons as officers as it shall deem necessary, and may at its pleasure and in its absolute discretion, by a vote of not less than fourteen of its members, remove any officer with or without cause and without notice.


          (b) All officers at the level below Senior Vice President, including those who are named officers for signatory purposes only, shall be appointed by a proper officer of the corporation and, in the case of an appointed Vice President, may be designated by such officer as "Corporate," "Departmental," "Functional," "Second," or such other designation as may be deemed appropriate. All matters pertaining to title and offices of such officers may be determined by a proper officer of the corporation. An appointed officer shall hold office for a specified term or until his or her resignation or until revocation of his or her appointment, with or without cause, by a proper officer.


          (c) Any Vice President may be designated as the "President," "Secretary," "Treasurer," "Comptroller," or such other title or designation with respect to a business unit of the corporation as may be deemed appropriate by the Board of Directors or proper offices of the corporation, as the case may be. Any assistant officer may, in the discretion of the Board of Directors or a proper officer, as the case may be, be designated "Associate," "Assistant," or "Deputy," as may be appropriate. Any person at the level of Vice President may use either his or her Vice Presidential designation or such other designation as he or she has been given by the Board of Directors or a proper officer, as the case may be, in conducting the corporation's business.

                                     II-55
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          (d)  If the Board of Directors or a proper officer of the corporation, as the case may be, shall deem it appropriate, any one person may hold more than one of the foregoing offices simultaneously; provided, however, that no single person can hold the offices of President and Secretary simultaneously. No person shall be deemed to be an officer of the corporation, unless he or she has been elected or appointed and is holding office pursuant to the provisions of this By-law 6.

          (e) The several officers shall have such powers and authority and perform such duties as commonly pertain to their respective offices and as may be prescribed by the Board of Directors either by virtue of these By-laws or otherwise or by the Chairman of the Board and Chief Executive Officer, and the exercise of their powers shall likewise be subject to such limitations as may be imposed by the Board or by these By-laws or by the Chairman of the Board and Chief Executive Officer, subject in all cases to the authority of the Board. The Board of Directors shall fix the compensation of all officers of the corporation at or above the level of Executive Vice President. The Compensation Committee of the Board of Directors shall establish the compensation for all officers at the level of Senior Vice President. The compensation of all other officers shall be fixed by the proper officer of the corporation in accordance with the corporation's compensation plans.

     7. The Chairman of the Board and Chief Executive Officer shall preside at all meetings of the Board of Directors. In case of the absence or disability of the Chairman of the Board and Chief Executive Officer, the President or a Vice Chairman designated by the Chairman of the Board and Chief Executive Officer shall preside. In the case of a vacancy in the office of the Chairman of the Board and Chief Executive Officer, the Board shall make such designation and in case of a vacancy in the offices of the Chairman of the Board and Chief Executive Officer, the President, and all Vice Chairmen, the Board shall choose its presiding officer. The Chairman of the Board and Chief Executive Officer shall be ex officio a member of all standing committees except the Compensation Committee and the Auditing Committee. The Chairman of the Board and Chief Executive Officer shall have absolute power to supervise and direct the business of the corporation, subject only to the power and authority of the Board of Directors. He or she also shall have power, subject to the power of the Board, to appoint or remove all persons employed or to be employed by the corporation in any capacity whatsoever except the officers elected by the Board of Directors and shall have power to fix the compensation of all persons employed or to be employed by the corporation other than the compensation of officers whose compensation shall be fixed by the Board of Directors as provided in these By-laws; provided, however, that the payment of such compensation must be first authorized by the Board of Directors when the amount to be paid any person in any year is such that approval by the Board of Directors is required under the laws of New Jersey or these By-laws.

     8. The Chairman of the Board and Chief Executive Officer shall, with the approval of the Board of Directors, designate the President, a Vice Chairman or any other officer at or above the level of Senior Vice President who, in the absence or disability of the Chairman of the Board and Chief Executive Officer, shall be vested with the powers and required to perform the duties of the Chairman of the Board and Chief Executive Officer except those pertaining to ex officio membership on the Board of Directors and on standing committees thereof. Such designation shall be made in writing, presented to the Board of Directors at the stated meeting in January of each year and shall be filed with the Secretary. When so acting in the place of the Chairman of the Board and Chief Executive Officer such person shall be designated as "Acting Chairman of the Board and Chief Executive Officer". The Chairman of the Board and Chief Executive Officer may at any time in like manner and with like approval, change such designation and may also designate one or more Vice Presidents to act in succession in the order designated by him or her in the place of any acting Chairman of the Board and Chief Executive Officer in case of the latter's absence, disability or death. During a vacancy in the office of Chairman of the Board and Chief Executive Officer, the Board shall make such designation. In other respects, the President, each Vice Chairman and each Vice President shall exercise such powers and perform such duties as may be prescribed by the Chairman of the Board and Chief

                                     II-56
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          Executive Officer or by the Board of Directors. The Chairman of the
          Board and Chief Executive Officer, the President, each Vice Chairman, and any one of the Vice Presidents shall have power to execute on behalf of the corporation all instruments, deeds, contracts and other corporate acts and papers, subject only to the provisions of By-law 25.

     9. The Secretary shall be ex officio secretary of the Board of Directors and of each of the standing committees, except the Auditing Committee. The Secretary shall attend all sessions of the Board of Directors and of the Executive Committee and of the Investment Committee and, when requested, any other committees of the Board. The Secretary shall keep full and accurate minutes of the proceedings of the Board and of
          the Executive Committee and   Investment Committee and shall enter
          such minutes in books provided for that purpose. The Secretary shall furnish to the Board of Directors and to all committees such corporate accounts and papers as may be required by them. The Secretary shall have charge of the corporate seal of the corporation and shall have power to affix the same to corporate instruments and to attest the same. The Secretary shall have power to execute on behalf of the corporation such instruments as may be required to be executed by him or her. The Secretary shall have custody of the books, papers and records of the corporation, shall give all notices on behalf of the corporation except such as may by any provision of the law be required to be given by any other officer and shall conduct such correspondence and perform such other duties as may be assigned to him or her by the Chairman of the Board and Chief Executive Officer or by the Board of Directors.

     10. The corporation shall have a common seal making the following impression:

     11. Each Assistant Secretary shall have power to execute on behalf of the corporation such instruments as may be required to be executed by the Secretary and to affix the seal of the corporation to corporate instruments and to attest the same, subject, however, to the provisions of By-law 25. Each Assistant Secretary shall perform such duties as may be assigned to him or her from time to time by the Chairman of the Board and Chief Executive Officer or the Secretary, subject, however, to the power of the Board of Directors in the premises.

     12. The Treasurer shall have custody of such funds of the corporation as shall be placed in his or her keeping, shall open and maintain accounts in banking institutions in the name of the corporation for the deposit of such funds and may open and maintain accounts in the names or titles of representatives of the corporation under such conditions as he or she may deem appropriate, subject to supervision by the Committee on Finance and Dividends. All funds shall be disbursed only by instruments signed by two or more officials to be designated by the Committee on Finance and Dividends or pursuant to procedures approved by the Treasurer and the Comptroller. The Treasurer shall have custody of such of the securities of the corporation as shall be placed in his or her keeping and shall open and maintain accounts in banking institutions in the name of the corporation for the custody of other securities, including accounts maintained for the purpose of participating in one or more securities systems designed to permit the transfer of a security without physical delivery of the certificate or other evidence of such security, subject to supervision by the Committee on Finance and Dividends.

          The Treasurer shall have the power to sell, assign or transfer securities of the corporation on the authorization or direction of the Committee on Finance and Dividends or to take such other action in connection therewith as may be authorized or directed by the Committee on Finance and Dividends, and shall have power to execute, on behalf of the corporation, all instruments necessary or appropriate in the premises. The Treasurer shall have the power to borrow funds on

                                     II-57
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          behalf of the corporation on the authorization of the Committee on
          Finance and Dividends and perform such other duties as may be assigned to him or her by the Chairman of the Board and Chief Executive Officer or the Board of Directors. Each Assistant Treasurer shall have power to perform, on behalf of the corporation, such duties as are or may be required to be performed by the Treasurer, and shall perform such other duties as may be assigned to him or her from time to time by the Chairman of the Board and Chief Executive Officer or the Treasurer.

     13. The Comptroller shall supervise the accounts of the corporation, shall have supervision over and responsibility for the books, records, accounting and system of accounting and auditing in each business unit of the corporation, and shall perform such other duties as may be assigned to him or her by the Chairman of the Board and Chief Executive Officer or the Board of Directors. Each Assistant Comptroller shall have the power to perform, on behalf of the Corporation, such duties as are or may be required to be performed by the Comptroller, and shall perform such other duties as may be assigned to him or her from time to time by the Chairman of the Board and Chief Executive Officer or by the Comptroller.

     14. The Company Actuary shall represent the corporation in all actuarial matters affecting the corporation's business not otherwise delegated to a specific business unit, and shall have the authority to execute on behalf of the corporation the statements that are filed annually with the insurance regulators that describe the financial condition of the corporation at the end of the year, and its business for that year. The Company Actuary shall also perform such other duties as may be assigned to him or her by the Chairman of the Board and Chief Executive Officer, the Board of Directors or any of the committees. Each business unit shall designate an Actuary who shall supervise the designing and pricing of insurance and annuity products for such Actuary's business unit, the valuation of the liabilities of the corporation with respect to such products, the making of estimates as may be required of the future financial results of the corporation, and the conduct of research relevant to these duties.

     15.  The standing committees shall be:

          i. An Executive Committee consisting of a Chairman to be appointed by the Board of Directors, the Chairman of each of the other standing committees, the Chairman of the Board and Chief Executive Officer and such other members as the Board shall appoint.

          ii. An Investment Committee consisting of no fewer than five directors in addition to the Chairman of the Board and Chief Executive Officer.

          iii. A Committee on Finance and Dividends consisting of no fewer than five directors in addition to the Chairman of the Board and Chief Executive Officer.

          iv. A Committee on Nominations consisting of no fewer than five non-officer directors.

          v. A Corporate Governance Committee consisting of the members of the Committee on Nominations and two additional directors who shall be public directors. .

          vi. A Compensation Committee consisting of no fewer than five non-officer directors.

          vii. An Auditing Committee consisting of no fewer than five non-officer directors.

          viii. A Committee on Business Ethics consisting of no fewer than three non-officer directors in addition to the Chairman of the Board and Chief Executive Officer.

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          The Board of Directors shall determine the number and appoint the members of each of the standing committees. All appointments to any one of the standing committees shall be for such period as the Board shall determine.

          The Chairman of the Board and Chief Executive Officer may, in his or her discretion from time to time, appoint any member of the Board to serve temporarily upon any standing or special committee during the absence or disability of any regular member thereof.

     16. The Executive Committee shall have general supervision over the business of the corporation and, in the intervals between meetings of the Board of Directors, shall exercise the corporate powers of the corporation including those delegated to other committees, except to the extent that such powers are reserved to the Board of Directors either by virtue of these By-laws or otherwise; provided, however, that the Executive Committee may fill all vacancies in the elective offices of the corporation except the office of the Chairman of the Board and Chief Executive Officer, the President, and any Vice Chairman until such time as the Board shall act thereon; and provided further, the Executive Committee shall not exercise powers delegated to any other committee unless the Chairman and Chief Executive Officer shall determine that it is not possible or convenient to convene such other committee within the time required for taking action. All action of the Executive Committee shall be reported to the Board of Directors and shall, except in cases in which the rights or acts of third parties would be affected, be subject to the direction of the Board.

     17. The Investment Committee shall supervise the management and disposition of the invested assets of the corporation and its health, insurance, and investment subsidiaries, and the investment of the corporation's pension fund. The Committee also shall review certain investment risks and exposures for the corporation and its subsidiaries, and periodically shall review the investment performance of the products and accounts managed by the corporation and its subsidiaries on behalf of third parties. All actions of the Investment Committee shall be reported to the Board of Directors and shall, except in cases in which the rights or acts of third parties would be affected, be subject to the direction of the Board.

     18. The Committee on Finance and Dividends shall oversee the capital structure of the corporation and its subsidiaries, including the incurrence and repayment of borrowings, the subsidiary structure of the corporation (excluding investment subsidiaries), dividend levels for participating policies, insurance reserve levels and adjustments, major capital expenditures, funding of the corporation's pension fund and supervision of the custody of funds and securities. All action of the Committee on Finance and Dividends shall be reported to the Board of Directors and shall, except in cases in which the rights or acts of third parties would be affected, be subjected to the direction of the Board.

     19. The Auditing Committee shall assist the Board of Directors in fulfilling its fiduciary responsibilities relating to the accounting, reporting and control practices of the corporation. In so doing, the Committee shall: review the adequacy of the corporation's system of internal control; recommend to the Board the appointment of independent auditors; review the independent auditors' annual audit plan, its control comments and recommendations, and management's response to the recommendations; review the effectiveness of the internal audit function, approve the scope of the internal audit program and review internal audit findings; and conduct such other inquiries and review such other materials as the Committee deems appropriate. In carrying out its responsibilities, the Committee may employ such auditors or accountants as it deems advisable or may avail itself of the services of the regular auditors or accountants of the corporation. The Committee shall designate a Secretary and maintain minutes of its meetings.

          The Committee shall submit a report to the Board of Directors annually describing the Committee's activities and containing any recommendations which the Committee may have. The

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          Committee shall discharge any additional responsibilities as may be specified from time to time by the Board of Directors.

     20. The Committee on Nominations shall annually not later than the regular June meeting of the Board of Directors recommend to the Board for nomination as directors the names of four persons to succeed the directors whose terms of office shall expire at the time of the next annual election. Whenever a vacancy occurs in the Board of Directors, the Committee on Nominations shall recommend a suitable person to fill such vacancy, except that whenever a vacancy results from the failure of a candidate for election to the Board of Directors to be elected by a majority of votes cast, the public directors then serving on the Board of Directors shall be constituted as a special nominating committee to recommend a suitable person to fill such vacancy.


     21. The Corporate Governance Committee shall oversee and make recommendations to the Board regarding corporate governance, review and make recommendations with respect to the composition of the standing committees of the Board, and make recommendations to the Board for the appointment of chairpersons for the respective standing committees and any committees appointed ad hoc.

     22. The Compensation Committee shall recommend to the Board of Directors the compensation to be paid to officers of the corporation at or above the level of Executive Vice President. The Committee shall fix the compensation of all officers at the level of Senior Vice President . The Compensation Committee also shall have the authority to approve, modify and rescind the corporation's compensation and employee benefits plans and to make such decisions as are necessary to effect their administration. The Committee shall have oversight responsibility with respect to compensation and benefit plan administration, and will review other human resources matters pertaining to executive succession and such other policies and procedures as may be relevant to examine periodically. The Committee shall further discharge any additional responsibilities as may be specified from time to time by the Board of Directors.

     23. The Committee on Business Ethics shall have responsibility to review the corporation's policies on business ethics and from time to time make recommendations to the Board of Directors concerning the adoption and amendment of the corporation's published statement on business ethics. The Committee shall have responsibility for monitoring and enforcing compliance with By-law 28 and the corporation's published statement on business ethics. It shall have the authority to make determinations of all questions that may arise thereunder, and to interpret and enforce the requirements thereof by appropriate action. The Committee shall also have the authority to grant exceptions thereunder which in the Committee's judgment are appropriate or desirable under the circumstances. The Committee shall further discharge any additional responsibilities as may be specified from time to time by the Board of Directors.

     24. The fiscal year of the corporation shall commence on the first day of January and end on the thirty-first day of December in each year.

     25. Either the Chairman of the Board and Chief Executive Officer and the Secretary or the President and the Secretary shall, except as otherwise provided in the following sentence, execute all contracts of insurance and annuity either by signing such contracts manually or by causing to be thereto affixed their respective facsimile signatures duly adopted by each of them for the purpose with the approval of the Board of Directors. The Board of Directors, in its discretion, may authorize the execution in the same manner of any such contracts issued out of any office outside of the United States of America by the proper officers of such office. In case any officer, as aforesaid, who shall have signed a contract form or whose facsimile signature shall have been affixed thereto shall cease to be such officer by reason of death or otherwise before such contract shall have been issued and delivered, such contract may nevertheless be issued and delivered

                                     II-60

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          unless the Board of Directors shall otherwise determine, and any such contract so issued and delivered shall be as binding upon the corporation as though every officer who signed the same or whose facsimile signature was affixed thereto, as aforesaid, had continued to be such officer of the corporation.

     26. These By-laws may be altered, amended or rescinded without notice at any regular meeting of the Board of Directors, or, upon such notice as is prescribed by By-law 5, at any special meeting of the Board of Directors, but in either case only by the vote of not less than twelve members of the Board of Directors.

     27. Except as otherwise provided in this By-law, the corporation shall have the power conferred by Section 14A:3-5 of the New Jersey Statutes to indemnify directors, officers, employees, and all other corporate agents defined therein.

          Any indemnification under this By-law pursuant to Section 14A:3-5, New Jersey Statutes, shall be made by the corporation as authorized in a specific case upon its being determined that (A) the costs, disbursements and counsel fees included in any expenses for which indemnification is made are reasonable, (B) except for indemnification required by subsection 14A:3-5(4), indemnification is proper in the circumstances because the corporate agent (i) met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3), as the case may be, and (ii) acted within what such agent reasonably believed to be the scope of his or her employment and authority, and (C) any necessary court order has been obtained.

          Such determinations shall be made:

          (a) With respect to a corporate agent who is or was a director or officer of the corporation at or above the level of Senior Vice President, or with respect to any other corporate agent if the amount to be paid in indemnification to such corporate agent exceeds $1 million:

               (i) By the Board of Directors of the corporation, or a committee thereof, acting by a majority vote of a quorum comprised of directors who are not parties to or otherwise involved in the proceedings;

               (ii) If such a quorum is not obtainable, or, even if obtainable and such quorum of the Board of Directors or committee by majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the Board of Directors.

          (b) With respect to any determinations not required to be made pursuant to (a), by the general counsel of the corporation.

          Expenses reasonably incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding. In the case of a director, such expenses shall be paid when incurred; in the case of any other corporate agent, such expenses may be paid if authorized in the manner provided above for determination that indemnification is proper. No such expenses shall be paid until the corporate agent provides an undertaking to repay any amount so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified as provided in this By-law.

          Any right to indemnification provided by or pursuant to the foregoing provisions of this By-law shall not be exclusive of any other rights to which a corporate agent may be entitled as a matter of law, by agreement or otherwise.

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     28.  No director or employee of the corporation shall have any position with, a substantial interest in or significant borrowing from any other enterprise operated for profit, the existence of which would conflict or might reasonably be supposed to conflict with the proper performance of his or her responsibilities to the corporation, or which might tend to affect his or her independence of judgment with respect to transactions between the corporation and such other enterprise.




                                                Susan Blount
                                                Secretary